Calculation of Filing Fee Tables
S-8
Five9, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, par value $0.001 per share	Other	2,900,000	$ 24.12	$ 69,948,000.00	0.0001381	$ 9,659.82
Total Offering Amounts:						$ 69,948,000.00		$ 9,659.82
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 9,659.82
Offering Note
[1]	(1) Pursuant to Rule 416(a) of the Securities Act of 1933 (the "Securities Act"), this Registration Statement also covers such indeterminable number of additional shares of common stock, par value $0.001 per share (the "Common Stock"), that become issuable under the Five9, Inc. 2026 Inducement Equity Incentive Plan (the "Plan"), by reason of any stock dividend, stock split, recapitalization of any other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock. (2) Estimated in accordance with Rule 457(c) and Rule 457 (h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the $24.83 (high) and $23.40 (low) sales prices of the Common Stock as reported on The NASDAQ Global Select Market on June 3, 2026, which date is within five business days prior to the date of filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources